Exhibit 10.1
EMPLOYMENT AGREEMENT
    THIS EMPLOYMENT AGREEMENT (“Agreement”) is dated as of October 13, 2026, between Lear Corporation, a Delaware corporation (“Company”) and Jared Fedele (“Executive”).
Background
Executive has been appointed to the position of Senior Vice President and Chief Financial Officer, effective March 1, 2027 (“Effective Date”); and
The Company desires to have the benefit of Executive’s service and the restrictive covenants contained in this Agreement.
Accordingly, the parties are entering into this Agreement to set forth the terms of Executive’s continuous employment with the Company.
The parties agree as follows:
1.    Term of Agreement. Subject to Executive’s continued employment with the Company as of the Effective Date, this Agreement will commence on and as of the Effective Date and continue until Executive’s employment has terminated and the obligations of the parties under this Agreement have terminated or expired or have been satisfied in accordance with their terms, or if earlier, upon the execution of a new employment agreement by the parties (“Term”).
2.    Terms of Employment. During the Term, Executive agrees to be a full-time employee of the Company serving in the position of Senior Vice President and Chief Financial Officer of the Company. Executive agrees to devote substantially all of Executive’s working time and attention to the business and affairs of the Company, to discharge the responsibilities associated with Executive’s position with the Company, and to use Executive’s best efforts to perform faithfully and efficiently such responsibilities. This Agreement does not prohibit Executive from devoting Executive’s time to civic and community activities, serving as a member of the board of directors of other corporations that do not compete with the Company, or managing personal investments, as long as these activities do not interfere with the performance of Executive’s duties under this Agreement or violate the terms of the Company’s Code of Business Conduct & Ethics, the Company’s Corporate Governance Guidelines, or other policies applicable to the Company’s executives generally, as those policies may be amended from time to time by the Company.
3.    Compensation.
(a)    As compensation for Executive’s services under this Agreement, Company shall pay Executive during the Term an initial base salary the annualized amount of which will be $750,000, to be paid in accordance with existing payroll practices for executives of the Company. Increases in Executive’s base salary, if any, will be as approved by the People and Compensation Committee (“Committee”) of the Board of Directors of the Company (“Board”). In addition, Executive will be eligible to receive an annual incentive compensation bonus (“Bonus”) under the Company’s Annual Incentive Plan (as Amended and Restated as of January 1, 2024) or any successor plan, to be approved from time to time by the Committee.

(b)    During the Term, Executive will be eligible to receive awards under the Company’s 2019 Long-Term Stock Incentive Plan (as Amended and Restated as of May 14, 2026) or any successor plan (“LTSIP”), each to be approved from time to time by the Committee.
(c)    During the Term, Executive will be eligible for participation in the welfare, retirement, and other benefit plans, practices, policies and programs (collectively, “Employee Benefit Plans”), as may be in effect from time to time, for senior executives of the Company generally. The Company reserves the right to amend or terminate any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.
(d)    During the Term, Executive will be eligible for prompt reimbursement for all reasonable and necessary out-of-pocket business expenses incurred by Executive in accordance with the Company’s policies, as may be in effect from time to time, for its senior executives generally.
4.    Termination of Employment.

(a)    Notice. The employment relationship may be terminated by the Company with or without Cause or for Incapacity, or by Executive with or without Good Reason, all as defined below, by giving a Notice of Termination. For purposes of this Agreement, a “Notice of Termination” means a notice which will indicate the specific termination provision in this Agreement relied upon, if any, and will state in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the indicated provision. All notices under this Section 4(a) will be given in accordance with the requirements of Section 8.
(b)    Incapacity. If the Company reasonably determines that Executive is unable at any time to perform the duties of Executive’s position with or without a reasonable accommodation because of a serious illness, injury, impairment, or physical or mental condition and Executive is not eligible for or has exhausted all leave to which Executive may be entitled under the Family and Medical Leave Act (“FMLA”) or, if more generous, other applicable law, the Company may terminate Executive’s employment for “Incapacity.” In addition, at any time that Executive is on a leave of absence, the Company may temporarily reassign the duties of Executive’s position to one or more other executives without creating a basis for Executive’s Good Reason resignation, provided that the Company restores such duties to Executive upon Executive’s return to work.
(c)    Cause. Termination of Executive’s employment for “Cause” means termination upon:
(i)    an act of fraud, embezzlement or theft by Executive in connection with Executive’s duties or in the course of Executive’s employment with the Company;
(ii)    Executive’s material breach of any provision of this Agreement, provided that in those instances in which Executive’s material breach is capable of being cured,

Executive has failed to cure within a thirty (30) day period after notice from the Company;
(iii)    an act or omission, which is (x) willful or grossly negligent, (y) contrary to established policies or practices of the Company, and (z) materially harmful to the business or reputation of the Company or to the business of the Company’s customers or suppliers or that the Board reasonably judges would be materially harmful to the business or reputation of the Company or to the business of the Company’s customers or suppliers if publicly disclosed; or
(iv)    a plea of nolo contendere to, or conviction for, a felony.
(d)    Good Reason. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following circumstances or events:
(i)    A material reduction by the Company in Executive’s base salary or materially adverse change in the manner of computing Executive’s incentive compensation opportunity (except for across-the-board salary reductions generally applicable to all senior executives), as in effect from time to time;
(ii)    the failure by the Company to pay or provide to Executive any amounts of base salary or earned incentive compensation or any benefits which are due, owing and payable to Executive, or to pay to Executive any portion of an installment of deferred compensation due under any deferred compensation program of the Company;
(iii)    the failure by the Company to continue to provide Executive with benefits substantially similar in the aggregate to the Company’s life insurance, medical, dental, health, accident or disability plans in which Executive is participating at the date of this Agreement (except for across-the-board changes to or elimination of such benefits generally applicable to all senior executives);
(iv)    except on a temporary basis as described in Section 4(b), a material adverse change in Executive’s responsibilities, position, reporting relationships, authority or duties. Executive agrees that it will not be a material adverse change for the Company to reassign Executive to a position with at least substantially similar responsibilities and authority.
(v)    the transfer of Executive’s principal place of employment to a location fifty (50) or more miles from its location immediately preceding the transfer; or
(vi)    without limiting the generality or effect of the foregoing, any material breach of this Agreement by the Company.
Notwithstanding anything else in this Agreement, Good Reason will not exist if, with regard to the circumstances or events relied upon in Executive’s Notice of Termination: (x) Executive failed to provide a Notice of Termination to the Company within thirty (30) days of the date Executive knew or should have known of such circumstances or events, (y) the circumstances or events are fully corrected by the Company within thirty (30) days following the Notice of Termination, (z) Executive gives Executive’s express written consent to the circumstances or events, or (aa) Executive does not terminate employment within sixty (60) days following the Notice of Termination provided to the Company.
(e)    Date of Termination. “Date of Termination” means:

(i)    if Executive’s employment is terminated by reason of Executive’s death, the date of Executive’s death;
(ii)    if Executive’s employment is terminated by the Company for any reason other than because of Executive’s death, the date specified in the Notice of Termination (which may not be prior to the date of the notice); or
(iii)    if Executive’s employment is terminated by Executive for any reason, the Date of Termination may not be less than thirty (30) nor more than sixty (60) days from the date such Notice of Termination is given, or such earlier date after the date such Notice of Termination is given as may be identified by the Company.
Unless the Company instructs Executive not to do so, Executive shall continue to perform services as provided in this Agreement through the Date of Termination.
(f)    Employee Benefits. A termination by the Company pursuant to Section 4(c) or by Executive pursuant to Section 4(d) will not affect any rights which Executive may have under any other agreement, policy, plan, program or arrangement of the Company providing employee benefits, which rights will be governed by their terms and by Section 5; provided, however, that if Executive has received or will be receiving benefits under Section 5(b), Executive will not be entitled to receive benefits under any other policy, plan, program or arrangement of the Company providing severance compensation to which Executive would otherwise be entitled.
5.    Compensation Upon Termination. Upon Executive’s termination of employment, Executive will receive:
(a)    If Executive’s employment is terminated by the Company for Incapacity or for Cause, by Executive without Good Reason, or upon Executive’s death, the Company must pay to Executive (or, in the event of Executive’s death, to Executive’s beneficiary or estate), when the same would otherwise have been due, the base salary and any other accrued amounts then payable through the Date of Termination and will have no further obligations under this Agreement, other than as stated in Section 5(c), as applicable.
(b)    If Executive’s employment is terminated (a) by the Company, except for a termination by the Company for Cause or Incapacity (or due to Executive’s death), or (b) by Executive for Good Reason, then Executive will be entitled to the benefits provided below, in addition to the benefits provided in Section 5(c), as applicable:

(i)    The Company shall pay Executive Executive’s full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given (or, if greater, at the rate in effect at any time within 90 days prior to the time Notice of Termination is given), plus all other amounts to which Executive is entitled under any compensation or benefit plans of the Company, including, without limitation, any accrued amounts under any retention or incentive plan, and including incentive compensation prorated for any applicable measurement period occurring prior to the Date of Termination, at the time such payments are due, except as otherwise provided in the LTSIP for a termination of employment following a Change in Control (as defined in the LTSIP) and as otherwise provided below.
(ii)    An amount (“Severance Payment”) equal to two (2) times the sum of:
(A)    the greater of (I) Executive’s annual base salary rate in effect as of the Effective Date or (II) Executive’s annual base salary rate in effect as of the Date of Termination; and
(B)    the greater of (I) Executive’s Bonus target amount in effect as of the Effective Date or (II) Executive’s Bonus target amount in effect as of the Date of Termination.
The Severance Payment shall be paid in a lump sum on the first regular pay date occurring on or after sixty (60) calendar days after the termination of employment.
(iii)    The Company shall provide Executive and Executive’s eligible dependents, for the twenty-four month period beginning on the Date of Termination (the “Continuation Period”), continued coverage under the Company’s medical, dental and vision plans in which Executive and Executive’s eligible dependents participated immediately before the Date of Termination, at a cost to Executive no greater than the cost applicable to similarly situated active employees (“Welfare Benefits”), subject to Executive’s timely election of continuation coverage under COBRA and continued eligibility for such coverage. The Company may satisfy this obligation by paying or reimbursing Executive for the portion of the applicable COBRA premiums that exceeds the employee contribution applicable to similarly situated active employees. If COBRA coverage expires before the end of the Continuation Period, or the Continued Welfare Benefits cannot be provided under the applicable plan or insurance contract, the Company shall provide the remaining benefit through another arrangement that the Company reasonably determines is lawful and does not adversely affect any Company benefit plan or result in adverse tax consequences to Executive, other than ordinary income and employment taxes resulting from a taxable payment; provided that the Company may instead pay Executive a monthly taxable amount reasonably intended to approximate the Company-paid portion of the premium for such coverage. Any reimbursement or payment under this Section shall be made in accordance with Section 409A of the Internal Revenue Code, including any applicable reimbursement and in-kind benefit requirements. Without otherwise limiting the purposes or effect of the no mitigation obligation in Section 5(f), the Company’s obligations under this Section 5(b)(iii) with respect to a particular type of coverage and individual shall cease when Executive or the applicable eligible dependent becomes eligible to receive substantially comparable coverage of that type from a subsequent employer, provided that Executive promptly notifies the Company of such eligibility. Nothing in this Section requires the Company to maintain any particular welfare benefit plan or prevents the Company from amending or terminating any such plan generally, and all coverage provided under a Company plan remains subject to the generally applicable terms of the relevant plan, insurance policy, and COBRA.
Executive’s right to receive the Severance Payment and Welfare Benefits under this Section 5(b) (collectively, “Severance Benefits”) is conditioned upon the Executive’s execution and non-revocation of a general release agreement (“Release”) in form and substance reasonably acceptable to the Company in connection with Executive’s termination of employment. Such Severance Benefits will be payable only if Executive executes and delivers a Release (and any revocation period expires) no later than sixty (60) calendar days after the Executive’s termination of employment. Such amounts will not become payable until the first payroll date following sixty (60) calendar days after the termination of employment, regardless of when the Release is returned to the Company.
(c)    If Executive’s employment is terminated by the Company for Incapacity or for any reason other than Cause, by Executive for Good Reason, or upon Executive’s death, (i) any unvested awards under the LTSIP held by Executive that vest based on the passage of time will immediately vest in their entirety upon such termination, and (ii) with respect to unvested awards under the LTSIP held by Executive that vest based on the achievement of performance criteria, Executive will be entitled to receive a pro rata portion (based on the number of full calendar months in the performance period prior to such termination) of the amount Executive would have been entitled to receive under such awards (and at the same time) had Executive remained employed until the last day of the applicable performance period, except as otherwise provided in the LTSIP for a termination of employment following a Change in Control (as defined the LTSIP).
(d)    The Company may not set-off or counterclaim losses, fines or damages in respect of any claim, debt or obligation against any payment to or benefit for Executive provided for in this Agreement.
(e)    Without limiting Executive’s rights at law or in equity, if the Company fails to make any payment or provide any benefit required to be made or provided under Section 5 within thirty (30) days of the date it is due, the Company shall pay interest on the amount or value of the payment or benefit at an annualized rate of interest equal to the prime rate as quoted from time to time during the relevant period in The Wall Street Journal, plus three percent. Such interest will be payable as it accrues on demand. Any change in such prime rate will be effective on and as of the date of such change.
(f)    The Company acknowledges that its severance pay plans and policies applicable in general to its salaried employees do not provide for mitigation, offset or reduction of any severance payment received under those plans or policies. Accordingly, the parties expressly agree that the payment of the severance compensation by the Company to Executive in accordance with the terms of this Agreement will be liquidated damages and that Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of Executive under this Agreement or otherwise, except as expressly provided in this Section 5.
6.    Travel. Executive will be required to travel to the extent reasonably necessary for the performance of Executive’s responsibilities under this Agreement.
7.    Successors; Binding Agreement. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all the business and/or assets of the Company (“Successor”), to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place, and will assign its rights and obligations under the Agreement to such successor. Failure of the Company to make such an assignment and to obtain such assumption and agreement prior to the effectiveness of any such succession, unless Executive agrees otherwise in writing with the Company or the Successor, will entitle Executive to compensation from the Company in the same amount and on the same terms as Executive would be entitled to under this Agreement if Executive terminates Executive’s employment for Good Reason and the date on which any such succession becomes effective will be deemed Executive’s Date of Termination. As used in this Agreement, “Company” means the Company as previously defined in this Agreement and any Successor which assumes and agrees to perform this Agreement by operation of law, or otherwise. This Agreement will inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and/or legatees. This Agreement is personal in nature and neither of the parties will, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations under this Agreement except as expressly provided in this Section 7. Without limiting the generality of the foregoing, Executive’s right to receive payments under this Agreement will not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by Executive’s will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 7, the Company will have no liability to pay to the purported assignee or transferee any amount so attempted to be assigned or transferred. The Company and Executive recognize that each party will have no adequate remedy at law for any material breach by the other of any of the agreements contained in this Agreement and, in the event of any such breach, the Company and Executive agree and consent that the other will be entitled to a decree of specific performance, mandamus or other appropriate remedy to enforce performance of this Agreement.
8.    Notices. For the purpose of this Agreement, notices and all other communications provided for in this Agreement must be in writing, and will be deemed to have been duly given when delivered by hand, or mailed by United States certified mail, return receipt requested, postage prepaid, or sent by Federal Express or similar overnight courier service, addressed to the respective addresses set forth on the signature page of this Agreement, provided that all notices to the Company must be directed to the attention of the Corporate Secretary of the Company (or, if Executive is the Corporate Secretary at the time such notice is to be given, to the Chairman of the Company’s Board of Directors), or to such other address as either party may have furnished to the other in writing in accordance with this Agreement, except that notice of change of address will be effective only upon receipt.
9.    Non-Competition and Non-Solicitation.
(a)    Executive shall not, directly or indirectly, engage in any Competitive Activity during Executive’s employment with the Company or its affiliates and for a period of (x) one (1) year after the Date of Termination if Executive is terminated by the Company for Cause, or Executive terminates Executive’s employment for other than Good Reason, or (y) two (2) years after the Date of Termination in all other circumstances. For purposes of this Agreement, “Competitive Activity” means Executive’s (i) participation as an employee, director, consultant, owner, manager or advisor of, or (ii) otherwise rendering services to, any business enterprise anywhere in the world if such enterprise either is a Significant Customer of any product or service of the Company or any of its affiliates or engages or is planning to engage in competition with any product or service of the Company or any of the its affiliates (including without limitation any enterprise that is a supplier to an original equipment automotive vehicle manufacturer). “Significant Customer” means any customer who represents in excess of five percent (5%) of the Company’s sales or any of its affiliates’ sales in any of the three calendar years prior to the date of determination. Competitive Activity will not include the mere ownership of and exercise of rights appurtenant to, securities of a publicly-traded company representing five percent (5%) or less of the total voting power and five percent (5%) or less of the total value of such an enterprise. Executive agrees that the Company is a global business and that it is appropriate for this Section 9(a) to apply to Competitive Activity conducted anywhere in the world.
(b)    During the period of Executive’s employment with the Company or its affiliates and for a period of two (2) years following the Date of Termination, regardless of the reason for Executive’s termination of employment, Executive shall not, directly or indirectly, either on Executive’s own account or with or for anyone else, solicit or attempt to solicit for any business endeavor or hire or attempt to hire any employee of or individual serving as an independent contractor to the Company or its affiliates, who is, or during the six (6) month period preceding the date of any such solicitation or hiring was, engaged in connection with the business of the Company or its affiliates, or otherwise divert or attempt to divert from the Company or its affiliates any business whatsoever or interfere with any business relationship between the Company or its affiliates and any other person.
(c)    During the period of Executive’s employment with the Company or its affiliates and for a period of (x) one (1) year after the Date of Termination if Executive is terminated by the Company for Cause, or Executive terminates Executive’s employment for other than Good Reason, or (y) two (2) years after the Date of Termination in all other circumstances, Executive shall not contact any then-current customer of the Company or its affiliates with which Executive had any contact or association during Executive’s employment with the Company or its affiliates or whose identity was learned by Executive during Executive’s employment with the Company or its affiliates, or prospective customer with whom the Company or its affiliates is negotiating or preparing a proposal for products or services (collectively, “Customers”) for the purposes of: (i) inducing any such Customer to terminate its business relationship with the Company or its affiliates, (ii) discouraging any such Customer from doing business with the Company or its affiliates, or (iii) offering products or services that are similar to or competitive with those of the Company or its affiliates. Executive also agrees during such period not to accept, with or without solicitation, any business from any Customers involving products or services that are similar to or competitive with those of the Company or its affiliates. “Contact” with any Customers includes responding to contact initiated by Customers.
(d)    Executive acknowledges and agrees that damages in the event of a breach or threatened breach of the covenants in this Section 9 will be difficult to determine and will not afford a full and adequate remedy, and therefore agrees that the Company, in addition to seeking actual damages, may seek specific enforcement of such covenants in any court of competent jurisdiction, including, without limitation, by the issuance of an injunction, without the necessity of a bond. Executive and the Company agree that the provisions of this Section 9 are reasonable. However, should any court or arbitrator determine that any provision of the covenants of this Section 9 are unreasonable, either in period of time, geographical area, or otherwise, the parties agree that this Section 9 should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable.
(e)    Executive agrees that while employed by the Company or its affiliates and for twenty-four (24) months thereafter, Executive will communicate in writing the contents of the restrictions contained in this Section 9 to any person, firm, association, partnership, corporation or other entity which Executive intends to be employed by, associated with or represent. Executive also agrees to promptly notify the Chief Human Resources Officer or other lead human resources executive of the Company if, at any time during Executive’s employment with the Company or its affiliates or within twenty-four (24) months following the Date of Termination, Executive accepts a position to be employed by, associated with or represent any person, firm, association, partnership, corporation or other entity. Executive further agrees that Executive will provide the Company with such information as the Company may reasonably request about Executive’s new position to allow the Company to determine whether such position and duties would likely lead to a violation of this Section 9 (except that Executive need not provide any information that would constitute confidential or trade secret information of the entity which Executive intends to be employed by, associated with or represent).
10.    Confidentiality and Cooperation.
(a)    Except for Permitted Disclosures (as set forth in Section 10(d) below), Executive shall not knowingly use, disclose or reveal to any unauthorized person, at any time after the Effective Date, any trade secret or other confidential information relating to the Company or any of its affiliates, or any of their respective businesses or principals, such as, without limitation, dealers’ or distributor’s lists, information regarding personnel and manufacturing processes, marketing and sales plans, pricing or cost information, and all other such information; and Executive confirms that such information is the exclusive property of the Company and its affiliates. Upon termination of Executive’s employment, Executive agrees to promptly return to the Company on demand by the Company all Company property and all memoranda, books, papers, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company and its affiliates, whether made by Executive or otherwise in Executive’s possession.
(b)    Any design, engineering methods, techniques, discoveries, inventions (whether patentable or not), formulae, formulations, technical and product specifications, bill of materials, equipment descriptions, plans, layouts, drawings, computer programs, assembly, quality control, installation and operating procedures, operating manuals, strategic, technical or marketing information, designs, data, secret knowledge, know-how and all other information of a confidential nature prepared or produced during the period of Executive’s employment and which ideas, processes, and other materials or information relate to any of the businesses of the Company, will be owned by the Company and its affiliates whether or not Executive should in fact execute an assignment thereof or other instrument or document which may be reasonably necessary to protect and secure such rights to the Company.
(c)    Following the termination of Executive’s employment, Executive agrees to make Executive reasonably available to the Company to respond to periodic requests for information relating to the Company or Executive’s employment which may be within Executive’s knowledge. Executive further agrees to cooperate fully with the Company without requiring service of a subpoena or other legal process in connection with any and all existing or future depositions, litigation, or investigations brought by or against the Company, any entity related to the Company, or any of its (their) agents, officers, directors or employees, whether administrative, civil or criminal in nature, in which and to the extent the Company deems Executive’s cooperation necessary. The term “cooperation” does not mean that Executive must provide information that is favorable to the Company; it means only that Executive will provide truthful information within Executive’s knowledge and possession upon request of the Company. If Executive is subpoenaed in connection with any litigation or investigation (other than a subpoena issued by a government agency), Executive will immediately notify the Company. Executive will not receive any additional compensation, other than reimbursement for reasonable costs and expenses incurred by Executive, in complying with the terms of this Section 10(c).
(d)    For the avoidance of doubt, the parties agree that nothing in this Agreement or any other agreement or policy applicable to Executive prohibits or restricts Executive (or Executive’s attorney) from (i) communicating with, or voluntarily providing information Executive believes indicates possible or actual violations of the law to, local, state or federal government agencies (including but not limited to the Securities and Exchange Commission), any legislative body, law enforcement, or any self-regulatory organizations, (ii) responding to any inquiry about this Agreement or its underlying facts and circumstances by the Securities and Exchange Commission, the Financial Industry Regulatory Authority, any other self-regulatory organization or governmental entity, or (iii) making other disclosures that are protected under the whistleblower provisions of federal law or regulation (collectively, “Permitted Disclosures”). Executive understands and acknowledges that Executive does not need the prior authorization of the Company to make Permitted Disclosures and that Executive is not required to notify the Company that Executive has made such Permitted Disclosures. Notwithstanding Executive’s confidentiality and nondisclosure obligations, Executive is hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”
11.    Arbitration.
(a)    Except as provided by Section 9(d) or Section 11(c), any dispute or controversy arising under or in connection with this Agreement that the parties cannot mutually resolve must be settled exclusively by arbitration in Southfield, Michigan, before one arbitrator of exemplary qualifications and stature, who will be selected jointly by the Company and Executive, or if the parties cannot agree on the selection of the arbitrator, who will be selected under the procedures of the American Arbitration Association, and such arbitration will be conducted under the Employment Dispute Resolution Rules of the American Arbitration Association then in effect.
(b)    The parties agree to use their best efforts to (i) appoint (or, if applicable, cause the American Arbitration Association to appoint) the arbitrator within thirty (30) days of the date that a party notifies the other party that a dispute or controversy exists that necessitates the appointment of an arbitrator, and (ii) cause any arbitration hearing to be held within thirty (30) days of the date of selection of the arbitrator, and, as a condition to the arbitrator’s selection, such arbitrator must consent to be available for a hearing, at such time.
(c)    Judgment may be entered on the arbitrator’s award in any court having jurisdiction, provided that Executive will be entitled to seek specific performance of Executive’s right to be paid and to participate in benefit programs during the pendency of any dispute or controversy arising under or in connection with this Agreement. The Company and Executive agree that the arbitrator is empowered to enter an equitable decree mandating specific performance of the terms of this Agreement. If any dispute under this Section 11 is pending while Executive remains employed by the Company, Executive will continue to receive at a minimum the base salary which Executive was receiving immediately prior to the act or omission which forms the basis for the dispute. At the close of the arbitration, such continued base salary payments may be offset against any damages awarded to Executive or may be recovered from Executive if it is determined that Executive was not entitled to the continued payment of base salary under the other provisions of this Agreement.
12.    Modifications. No provision of this Agreement may be modified, amended, waived or discharged unless such modification, amendment, waiver or discharge is agreed to in writing and signed by both Executive and such officer of the Company as may be specifically designated by the Board.

13.    No Implied Waivers. Failure of either party at any time to require performance by the other party of any provision of this Agreement will in no way affect the full right to require such performance at any later time. Waiver by either party of a breach of any obligation in this Agreement will not constitute a waiver of any succeeding breach of the same obligation. Failure of either party to exercise any of its rights under this Agreement will not constitute a waiver of such right.
14.    Governing Law. The validity, interpretation, construction and performance of this Agreement is governed by the laws of the State of Michigan without giving effect to any conflicts of laws rules.
15.    Payments Net of Taxes. Any payments provided for in this Agreement which are subject to Federal, State, local or other governmental tax or other withholding requirements or obligations, will have such amounts withheld prior to payment, and the Company will be considered to have fully satisfied its obligation under this Agreement by making such payments to Executive net of and after deduction for all applicable withholding obligations.
16.    Clawback. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based or other compensation paid to the Executive under this Agreement or any other agreement or arrangement with the Company will be subject to clawback or recoupment as may be required pursuant to any policy currently in place, or adopted by the Company to comply with any law, government regulation, or stock exchange listing requirement, or adopted by the Company for any other reason provided such policy applies to senior executives, as each such policy may be amended from time to time.
17.    Capacity of Parties. The parties warrant that they have the capacity and authority to execute this Agreement.
18.    Validity. The invalidity or unenforceability of any provision of this Agreement will not, at the option of the party for whose benefit such provision was intended, affect the validity or enforceability of any other provision of the Agreement, which will remain in full force and effect.
19.    Counterparts; Electronic Signature. This Agreement may be executed in several counterparts, each of which is deemed to be an original but all of which together constitute one and the same instrument. The email or other electronically delivered signatures of the parties shall be deemed to constitute original signatures, and electronic copies hereof shall be deemed to constitute duplicate originals.
20.    Entire Agreement. On and after the Effective Date, this Agreement will contain the entire agreement by the parties with respect to the matters covered in this Agreement and supersede any prior agreement, condition, practice, custom, usage and obligation with respect to such matters insofar as any such prior agreement, condition, practice, custom, usage or obligation might have given rise to any enforceable right; provided, however, this Agreement does not supersede the Invention and Secrecy Agreement between the parties and these two agreements will be construed in a manner to provide the Company the maximum protection under both this Agreement and the Invention and Secrecy Agreement. No agreements, understandings or representations, oral or otherwise, express or implied, with respect to the subject matter of this Agreement have been made by either party which are not expressly set forth in this Agreement.

21.    Legal Fees and Expenses. It is the Company’s intent that Executive not be required to incur the expenses associated with the enforcement of Executive’s rights under this Agreement by litigation or other legal action because their cost and expense would substantially detract from the benefits intended to be extended to Executive. Accordingly, the Company shall pay or cause to be paid and be solely responsible for any and all reasonable attorneys’ and related fees and expenses incurred by Executive (i) as a result of the Company’s failure to perform this Agreement or any of its provisions or (ii) as a result of the Company unreasonably or maliciously contesting the validity or enforceability of this Agreement or any of its provisions.
22.    Code Section 409A. Notwithstanding anything to the contrary in Section 5, and to the maximum extent permitted by law, this Agreement will be interpreted in such a manner that all payments of Severance Benefits to Executive under this Agreement are either exempt from, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), and its regulations and other interpretive guidance (collectively, “Section 409A”), including without limitation any such regulations or other guidance that may be issued after the Effective Date. For purposes of Section 409A, the right to a series of installment payments under this Agreement will be treated as a right to a series of separate payments.
The Lear Corporation Code Section 409A Policies and Procedures as in effect on the Effective Date are hereby incorporated by reference in this Agreement as if set forth in this Agreement, and supersede any conflicting provisions of this Agreement.

23.    No Excise Tax Gross-Up; Possible Reduction of Payments.
(a)    If it is determined that any amount or benefit to be paid or payable to Executive under this Agreement or otherwise in conjunction with Executive’s employment (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in conjunction with Executive’s employment) constitute “parachute payments” within the meaning of Section 280G of the Code would give rise to liability of Executive for the excise tax imposed by Section 4999 of the Code, as amended from time to time, or any successor provision (“Excise Tax”), then the amount or benefits payable to Executive (the total value of such amounts or benefits, the “Payments”) will be reduced in a manner determined by the Company (by the minimum possible amounts) to the extent necessary so that no portion of the Payments to Executive is subject to the Excise Tax; provided, however, such reduction will be made only if it results in the Executive retaining a greater amount of Payments on an after-tax basis (taking into account the Excise Tax and applicable federal, state, and local income and payroll taxes). If Payments are required to be reduced pursuant to this Section 23(a), they shall be reduced in the following order of priority in a manner consistent with Section 409A: (i) first from cash compensation, (ii) next from equity compensation, then (iii) pro-rata among all remaining Payments and benefits.
(b)    The independent public accounting firm serving as the Company’s auditing firm, or such other accounting firm, law firm or professional consulting services provider of national reputation and experience reasonably acceptable to the Company and Executive (“Accountants”) will make in writing in good faith all calculations and determinations under this Section 23, including the assumptions used in arriving at any calculations. In making the calculations and determinations under this Section 23, the Accountants and each other party may make reasonable assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Company and Executive shall furnish to the Accountants and each other such information and documents as the Accountants and each other may reasonably request to make the calculations and determinations under this Section 23. The Company shall bear all costs the Accountants incur in connection with any calculations contemplated under this Section 23.

The parties have executed this Agreement as of the date and year first above written.

LEAR CORPORATION

By: /s/ Raymond E. Scott

Name: Raymond E. Scott
Title: President and Chief Executive Officer
Address: 21557 Telegraph Road
Southfield, MI 48033

EXECUTIVE:

/s/ Jared Fedele
Jared Fedele

Address: intentionally omitted

Email: intentionally omitted

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